SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 9/30/2005
FILE NUMBER 811-3826
SERIES NO.: 9


72DD.    1.   Total income dividends for which record date passed during the period. (000's Ommited)
              Class A                    $1,758
         2.   Dividends for a second class of open-end company shares
              (000's Ommited)
              Class B                    $  363
              Class C                    $   89
              Investor Class             $1,111

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                   $000.1685
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                   $000.1186
              Class C                   $000.1186
              Investor Class            $000.1700

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                    11,237
         2.   Number of shares outstanding of a second class of open-end company shares (000's Ommited)
              Class B                     3,145
              Class C                       800
              Investor Class              6,868

74V.     1.   Net asset value per share (to nearest cent)
              Class A                     $14.48
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                     $14.53
              Class C                     $14.64
              Investor Class              $14.60